Exhibit 99.1

Fellow Shareholders,	February 13, 2025
We delivered outstanding Platform results in Q4 – our first quarter with more than $1 billion in Platform revenue, which grew 25% YoY. We also continue to expand our penetration in the U.S., which has surpassed half of broadband households. In Q4, Streaming Hours on The Roku Channel grew 82% YoY, and in the U.S. it reached households with approximately 145 million people. We continue to make progress growing ad demand through deeper third-party platform integrations, improving the Roku Experience (which starts at our Home Screen) to expand monetization, and growing Roku-billed subscriptions. As we look ahead, we see clear paths to growing our KPMs of Streaming Hours, Platform revenue, Adjusted EBITDA, and Free Cash Flow. In addition, we expect to be operating income positive for full year 2026.
Full Year 2024 Key Results
•Total net revenue was $4.1 billion, up 18% year over year (YoY)
•Platform revenue was $3.5 billion, up 18% YoY and up 15% YoY excluding political ad spend
•Gross profit was $1.8 billion, up 19% YoY
•Streaming Households were 89.8 million, a net increase of 9.8 million from 2023
•Streaming Hours were 127.1 billion, up 21.1 billion hours YoY
•Average Revenue Per User (ARPU) was $41.49 (trailing 12-month basis), up 4% YoY

Key Performance Metrics	Q4 23	Q1 24	Q2 24	Q3 24	Q4 24	YoY %
Streaming Households (millions)	80.0	81.6	83.6	85.5	89.8	12%
Streaming Hours (billions)	29.1	30.8	30.1	32.0	34.1	18%
ARPU ($ TTM)	$39.92	$40.65	$40.68	$41.10	$41.49	4%

Summary Financials ($ in millions)	Q4 23	Q1 24	Q2 24	Q3 24	Q4 24	YoY %
Platform revenue	$828.9	$754.9	$824.3	$908.2	$1,035.3	25%
Devices revenue	155.6	126.5	143.8	154.0	165.7	7%
Total net revenue	984.4	881.5	968.2	1,062.2	1,201.0	22%
Platform gross profit	458.5	394.4	439.9	491.8	559.9	22%
Devices gross profit (loss)	(20.5)	(6.1)	(15.2)	(11.7)	(47.4)	(130)%
Total gross profit	437.9	388.3	424.7	480.1	512.6	17%
Platform gross margin %	55.3%	52.2%	53.4%	54.2%	54.1%	(1.2)	pts
Devices gross margin %	(13.2)%	(4.8)%	(10.6)%	(7.6)%	(28.6)%	(15.4)	pts
Total gross margin %	44.5%	44.1%	43.9%	45.2%	42.7%	(1.8)	pts
Research and development	183.8	180.5	175.5	178.8	185.4	1%
Sales and marketing	264.6	202.1	221.7	237.0	271.9	3%
General and administrative	93.7	77.7	98.8	100.0	94.4	1%
Total operating expenses	542.1	460.3	495.9	515.8	551.7	2%
Loss from operations	(104.2)	(72.0)	(71.2)	(35.8)	(39.1)	62%
Adjusted EBITDA A	47.7	40.9	43.6	98.2	77.5	62%
Adjusted EBITDA margin %	4.8%	4.6%	4.5%	9.2%	6.5%	1.6	pts
Cash flow from operations (TTM)	255.9	456.0	332.3	155.1	218.0	(15)%
Free cash flow (TTM) A	175.9	426.8	317.9	157.3	203.2	16%

Outlook ($ in millions)	Q1 2025E	FY 2025E	A - Refer to the reconciliation of Net loss to Adjusted EBITDA and Cash flow from operations to Free Cash Flow at the end of this letter.
Total net revenue	$1,005	$4,610
Total gross profit	$450	$2,005
B - Reconciling items between net loss and non-GAAP Adjusted EBITDA consist of: stock-based compensation of approx. $100M for Q1 and $410M for 2025, depreciation and amortization of approx. $15M for Q1 and $60M for 2025, and other income of approx. $20M for Q1 and $80M for 2025.

Net income (loss)	$(40)	$(40)
Adjusted EBITDA B	$55	$350

Roku Q4 and Full Year 2024 Shareholder Letter

Devices
Our Devices segment performed well in 2024, maintaining our leadership as the #1 selling TV OS in the U.S., Canada, and Mexico. 2024 was our first full year of Roku-branded TV sales. We expanded both our product lineup and retail distribution of Roku-branded TVs (designed, made, and sold by Roku) and sold more than 1 million units.
Devices revenue was $590.1 million in 2024, up 20% YoY, and $165.7 million in Q4, up 7% YoY. Q4 Devices revenue and gross profit were impacted by increased seasonal discounts that took place across the industry, including Roku. While Q4 Devices gross margin was (29)%, full year Devices gross margin was (14)%.
In the U.S., the Roku TV OS has been the #1 selling TV OS for six consecutive years. In Q4 and 2024, sales of TV units powered by the Roku TV OS were once again greater than those of the #2 and #3 selling TV operating systems combined1. In 2024, we expanded the product lineup of Roku-branded TVs with the Pro Series, which continues to receive strong consumer and technical reviews. While we initially launched Roku-branded TVs with Best Buy as our exclusive partner, in 2024 we expanded to Target, Amazon, and Walmart.com, and in February 2025 to Walmart stores.
Outside the U.S., the Roku TV OS was once again the #1 selling TV OS in both Canada and Mexico in Q42. And we continued to work with Roku TV partners to deepen our presence in other key markets throughout 2024. In Latin America, we announced partner Roku TV models with Multi in Brazil; Kalley in Colombia; RCA in Chile; and Sharp, Caixun, and Hyundai in Peru. In the United Kingdom, we expanded the number of Roku TV partners as well as our distribution across all major U.K. retail channels. We will continue to focus on building scale first, increasing engagement, and ultimately driving monetization.
Globally, we ended 2024 with 89.8 million Streaming Households, surpassing 90 million in the first week of January 2025. Q4 2024 net adds were 4.3 million, and full year 2024 net adds were 9.8 million. As we shared in our Q3 2024 Shareholder Letter, we will no longer report quarterly updates on Streaming Households and, by extension, ARPU, beginning with our Q1 2025 earnings results. We expect to continue to grow Streaming Households in all our locations, including the U.S. where our penetration has already surpassed half of broadband households.
Platform
Our Platform segment ended 2024 with excellent growth. Q4 Platform revenue exceeded our outlook primarily due to advertising activities, particularly from the political vertical.
Platform revenue was $3.5 billion in 2024, up 18% YoY. Excluding political ad spend, Platform revenue grew 15% YoY. Q4 was our first quarter of more than $1 billion in Platform revenue, up 25% YoY. In Q4, political ad spend represented approximately 6% of Platform revenue. Platform gross margin was 54.1% in Q4 and 53.5% for full year. Platform gross margin exceeded our Q4 outlook as a result of a positive mix shift in activities.
The Roku Experience
We call the user experience on the Roku platform the “Roku Experience.” This term represents all the features that Roku builds and operates to engage, delight, and help our viewers easily find great entertainment. When we drive strong engagement, we are able to attract, engage, and retain audiences for both our content partners and The Roku Channel, and help our advertisers reach consumers and grow their businesses. In turn, we grow Platform revenue.
The Roku Experience begins with our Home Screen, the lead-in to TV for U.S. households with more than 125 million people every day. In 2024, we debuted an AI-powered content row at the top of our Home Screen to recommend movies, TV shows, and live events from across the Roku platform. Since launch in April, the content row has helped to drive growth in Premium Subscription sign-ups and video ad reach in The Roku Channel3.
As the #1 TV streaming platform by hours streamed4, Roku plays a critical role in helping viewers find where to watch live sports. Available from our Home Screen Menu, the Roku Sports Zone organizes sports programming in a single location.
1 Source: Circana, LLC, Retail Tracking Service, US, TV, Unit Sales, Jan 2019 – Dec 2024, Oct – Dec 2024, and Jan – Dec 2024
2 Source: Circana, LLC, Retail Tracking Service, CA & MX, TV, Unit Sales, Oct – Dec 2024
3 Growth in sign-ups and video ad reach is measured in comparison to households that did not receive Content Row.
4 Roku is the #1 TV streaming platform by hours streamed in the U.S., Canada, and Mexico. December 2024, Hypothesis Group.

Roku Q4 and Full Year 2024 Shareholder Letter

We also integrate sports content throughout the Roku Experience. Viewers and Streaming Hours attributed to this sports content grew significantly in 2024. Super Bowl LIX was promoted throughout the Roku Experience, including the NFL Zone, the Roku Home Screen, Roku City, and Roku-sold sponsorships.
Super Bowl LIX was promoted throughout the Roku Experience
The Roku Channel
In Q4, The Roku Channel reached U.S. households with approximately 145 million people and remained the #3 app on our platform by both reach and engagement, with Streaming Hours up 82% YoY. This tremendous growth is in part a result of our ability to recommend relevant content throughout the Roku Experience, as well as our broad content offering. In December, more than 80% of Streaming Hours on The Roku Channel originated from the Roku Experience (not a Roku Channel app tile), a 15-point increase from a year ago.
We continue to add content that will attract both viewers and advertisers. In Q4, we expanded our live sports offering with our new NBA G League partnership: the Roku Sports Channel will now be the exclusive streaming home to the first of more than 40 live games, available for free. Also, The Roku Channel recently became the U.S. streaming home to the X Games, the world's premier action sports competition.
Prominent brands partnered with us to leverage our original programming and the significant reach of The Roku Channel, to keep their products top of mind for consumers this past holiday season. Pepsi presented the micro series “Epic Holiday Eats,” and Coca-Cola sponsored Roku Originals “Roku Rewind” and “Honest Renovations: A Holiday Makeover.”

Roku
12:02 pm
PEPSI
Presents
ALL THINGS
Roku FOOD
From five-star recipes to everyday meals. Our kitchen is always open.
Epic Holiday Eats — Presented by Pepsi
EPIC HOLIDAY EATS
A Spin On Sides
A Spin on Sides
EPIC HOLIDAY EATS
Main Dish Energy
Main Dish Energy
EPIC HOLIDAY EATS
Dessert Remix
Dessert Remix
PEPSI
Epic Holiday Eats
S1 E1 • TVPG • Dec 13, 2024 • 3m 24s
Recommended

We helped brands keep their products top of mind for consumers this past holiday season.

Roku Q4 and Full Year 2024 Shareholder Letter

Streaming Services Distribution Activities
For full year 2024, streaming services distribution activities grew faster than Platform revenue overall, due primarily to price increases for subscription-based services on our platform. In addition, we continue to expand the services offered in Premium Subscriptions, recently adding Max, Crunchyroll, and the BET+ ad-tier. We are using the Roku Experience to drive growth in sign-ups, and our increased focus on subscriptions is driving clear results. Q4 was the highest quarter of Premium Subscription net adds since its launch in 2019. We will continue to innovate and use our scale, technology, and data-driven insights as the TV streaming platform with the highest engagement in the U.S. to help content partners acquire, engage, retain, and win back subscribers.
Advertising Activities
In Q4, advertising activities grew faster than Platform revenue and outperformed both the overall ad market and the OTT ad market in the U.S.5 The YoY growth of the Political, Auto, and Retail ad verticals were up on the Roku platform.
Our focus on maximizing the power of the Roku Experience and deepening our integration with third-party platforms delivers results for both our ad partners and our business. Recently, health and wellness brand Neutrogena® wanted to build awareness of a new product. In addition to in-stream video ads on the Roku platform, together we created a custom Brand Showcase and promoted it from a Marquee ad on our Home Screen. The Brand Showcase featured a video ad alongside an “OK-to-text” action ad for viewers to receive more information on their phones. While representing only one-fifth of total campaign spend, the Brand Showcase was responsible for one-third of the campaign’s exclusive reach.
Neutrogena® used innovative ad formats to break through in a crowded market
We continue to drive new sources of ad demand, launching new ad products and deepening our integration with third-party platforms. In September, we launched Roku Ads Manager, a self-service platform to better serve SMBs (small and medium-sized businesses). We also announced Roku Exchange in 2024 and, most recently, Roku Data Cloud. We expanded our programmatic partnerships, making Roku ad inventory available to more demand partners, and partnered with Yahoo DSP to enhance targeting and performance. For example, partners can connect to Roku Data Cloud via Roku’s clean room, driving outcomes via inventory in Roku Exchange. As a result, we are able to make our ads more relevant for viewers and more performant for our partners.
We are also deepening integrations with retail partners. For example, we recently expanded our partnership with Instacart to make TV moments shoppable. Creative executions on the Roku platform drive commerce and are now enhanced by Instacart audience and measurement insights. Together, we are proving ROI on TV streaming and creating personalized shopping experiences for viewers and brands. In a recent campaign, Dr Pepper ran Action Ads on the Roku platform to drive sales – one-fourth of exposed Roku users that purchased Dr Pepper on Instacart were new to the brand.
Outlook
We are excited by the strong execution we are driving in our platform strategy and the continued growth opportunities that lie ahead. Our focus remains on leveraging our Home Screen as the lead-in to TV, driving increased ad demand through enhanced integrations and partnerships, and growing subscription revenue.
For Q1, we estimate Total net revenue of $1.005 billion, up 14% YoY. We anticipate Platform revenue growing 16% YoY and Devices revenue largely flat YoY due to elevated inventory from lower holiday sales. We expect Q1 Total gross profit of $450 million and Adjusted EBITDA of $55 million.
For full year 2025, we expect Total net revenue of $4.610 billion, Total gross profit of $2.005 billion, and Adjusted EBITDA of $350 million. We anticipate Platform revenue of $3.950 billion, growing 12% YoY. Excluding political, this represents YoY growth of 15%, slightly above the growth in 2024. We anticipate Devices revenue of $660M, growing 12% YoY. Our Platform gross margin is expected to be between 52% to 53%. We are maintaining our focus on operational discipline, while continuing to invest in Platform growth. We anticipate mid-single-digit YoY growth in OpEx with a path to operating income positive in 2026.
5 4Q24 SMI data; OTT: over-the-top

Roku Q4 and Full Year 2024 Shareholder Letter

We are aiming to provide a clear and accurate outlook grounded in the latest information rather than conservatism. Our guidance reflects the most up-to-date data available at the time of reporting.
Thank you for your support, and Happy Streaming™!
Anthony Wood, Founder and CEO, and Dan Jedda, CFO
Conference Call Webcast – February 13, 2025 at 2 p.m. PT
The Company will host a webcast of its conference call to discuss the Q4 and fiscal year 2024 results at 2 p.m. Pacific Time / 5 p.m. Eastern Time on February 13, 2025. Participants may access the live webcast in listen-only mode on the Roku investor relations website at www.roku.com/investor. An archived webcast of the conference call will also be available at www.roku.com/investor after the call.
About Roku, Inc.
Roku pioneered streaming to the TV. We connect viewers to the streaming content they love, enable content publishers to build and monetize large audiences, and provide advertisers with unique capabilities to engage consumers. Roku streaming players and TV-related audio devices are available in the U.S. and in select countries through direct retail sales and licensing arrangements with service operators. Roku TV™ models are available in the U.S. and in select countries through licensing arrangements with TV OEM brands. Roku Smart Home products, including cameras, video doorbells, lighting, plugs, and more are available in the U.S. Roku is headquartered in San Jose, Calif. U.S.A.
Roku, Roku TV, Roku City, the Roku logo and other trade names, trademarks or service marks of Roku appearing in this shareholder letter are the property of Roku. Trade names, trademarks and service marks of other companies appearing in this shareholder letter are the property of their respective holders.

Investor Relations Conrad Grodd cgrodd@roku.com	Media Kelli Raftery kraftery@roku.com
Use of Non-GAAP Measures
In addition to financial information prepared in accordance with generally accepted accounting principles in the United States (GAAP), this shareholder letter includes certain non-GAAP financial measures. These non-GAAP measures include Adjusted EBITDA and Free Cash Flow (FCF). In order for our investors to be better able to compare our current results with those of previous periods, we have included a reconciliation of GAAP to non-GAAP financial measures in the tables at the end of this letter. The Adjusted EBITDA reconciliation excludes other income (expense), net, stock-based compensation expense, depreciation and amortization, restructuring charges, and income tax expense from the net loss of the period, and the FCF reconciliation excludes capital expenditures and effects of exchange rates from the cash flow from operations of the period, in each case where applicable. We believe these non-GAAP financial measures are useful as a supplement in evaluating our ongoing operational performance and enhancing an overall understanding of our past financial performance. However, these non-GAAP financial measures have limitations, and should not be considered in isolation or as a substitute for our GAAP financial information.
Forward-Looking Statements
This shareholder letter contains “forward-looking” statements within the meaning of the federal securities laws. Statements contained herein that are not historical facts are considered forward-looking statements and can be identified by terms such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “may,” "plan,” “seek,” “should,” “will,” “would” or similar expressions and the negatives of those terms. Such forward-looking statements are based on our current beliefs, assumptions and information available to us and involve known and unknown risks, uncertainties and other factors that may cause our actual results to be materially different from any future results expressed or implied by the forward-looking statements. These statements include those related to our ability to innovate, build and launch new products and services; changes in the ad market; our ability to deliver growth in platform monetization; our ability to add content that will attract both viewers and advertisers; our use of the Roku Experience to drive growth in subscriptions; our focus on building scale, increasing engagement, and driving monetization; our ability to help content partners acquire, engage, retain, and win back subscribers; our ability to innovate our ad tech; our relationships with third-party advertising platforms; our ability to grow our KPMs; our expectation that we continue to grow Streaming Households in all our locations; our financial outlook for the first quarter of 2025 and full year 2025, our expectation and plans to achieve positive operating income for full year 2026, and our qualitative color on our business in 2025 and beyond; and our overall business trajectory. Important risks and factors related to such statements are contained in the reports we have filed with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Except as required by law, we assume no obligation to update these forward-looking statements as the result of new information, future events or otherwise.

Roku Q4 and Full Year 2024 Shareholder Letter

ROKU, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2024	2023	2024	2023
Net revenue:
Platform	$1,035,333	$828,867	$3,522,776	$2,994,105
Devices	165,714	155,558	590,122	490,514
Total net revenue	1,201,047	984,425	4,112,898	3,484,619
Cost of revenue:
Platform (1)	475,400	370,395	1,636,816	1,427,546
Devices (1)	213,068	176,106	670,437	534,458
Total cost of revenue	688,468	546,501	2,307,253	1,962,004
Gross profit (loss):
Platform	559,933	458,472	1,885,960	1,566,559
Devices	(47,354)	(20,548)	(80,315)	(43,944)
Total gross profit	512,579	437,924	1,805,645	1,522,615
Operating expenses:
Research and development (1)	185,407	183,801	720,145	878,474
Sales and marketing (1)	271,885	264,554	932,712	1,033,359
General and administrative (1)	94,412	93,737	370,955	403,159
Total operating expenses	551,704	542,092	2,023,812	2,314,992
Loss from Operations	(39,125)	(104,168)	(218,167)	(792,377)
Other Income, Net:
Interest expense	(666)	(35)	(411)	(730)
Other income, net	13,920	27,665	98,620	93,677
Total other income, net	13,254	27,630	98,209	92,947
Loss Before Income Taxes	(25,871)	(76,538)	(119,958)	(699,430)
Income tax expense	9,677	1,753	9,428	10,131
Net Loss	$(35,548)	$(78,291)	$(129,386)	$(709,561)

Net loss per share — basic and diluted	$(0.24)	$(0.55)	$(0.89)	$(5.01)

Weighted-average common shares outstanding — basic and diluted	145,554	143,011	144,630	141,572

(1) Stock-based compensation was allocated as follows:
Cost of revenue, platform	$393	$422	$1,455	$1,478
Cost of revenue, devices	172	1,335	1,373	3,761
Research and development	37,216	37,188	146,673	147,989
Sales and marketing	37,203	30,577	137,556	130,362
General and administrative	26,554	23,252	97,605	86,540
Total stock-based compensation	$101,538	$92,774	$384,662	$370,130

Roku Q4 and Full Year 2024 Shareholder Letter

ROKU, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except par value data)
(unaudited)

	As of December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$2,160,236	$2,025,891
Accounts receivable, net of allowances of $72,657 and $34,127 as of December 31, 2024 and 2023, respectively	812,510	816,337
Inventories	158,271	92,129
Prepaid expenses and other current assets	103,146	138,585
Total current assets	3,234,163	3,072,942
Property and equipment, net	213,690	264,556
Operating lease right-of-use assets	304,505	371,444
Content assets, net	237,321	257,395
Intangible assets, net	27,501	41,753
Goodwill	161,519	161,519
Other non-current assets	125,234	92,183
Total Assets	$4,303,933	$4,261,792
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$273,985	$385,330
Accrued liabilities	852,799	788,040
Deferred revenue, current portion	105,718	102,157
Total current liabilities	1,232,502	1,275,527
Deferred revenue, non-current portion	25,050	24,572
Operating lease liability, non-current portion	512,706	586,174
Other long-term liabilities	40,938	49,186
Total Liabilities	1,811,196	1,935,459
Stockholders’ Equity:
Common stock	15	14
Additional paid-in capital	3,921,432	3,623,747
Accumulated other comprehensive income (loss)	(1,737)	159
Accumulated deficit	(1,426,973)	(1,297,587)
Total stockholders’ equity	2,492,737	2,326,333
Total Liabilities and Stockholders’ Equity	$4,303,933	$4,261,792

Roku Q4 and Full Year 2024 Shareholder Letter

ROKU, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Years Ended December 31,
	2024	2023
Cash flows from operating activities:
Net loss	$(129,386)	$(709,561)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	62,714	70,447
Stock-based compensation expense	384,662	370,130
Amortization of right-of-use assets	47,371	57,579
Amortization and write-off of content assets	229,340	207,852
Foreign currency remeasurement losses	6,447	1,457
Change in fair value of strategic investment in convertible promissory notes	(1,409)	(4,348)
Impairment of assets	29,118	269,402
Provision for doubtful accounts	790	1,674
Other items, net	(2,845)	(1,510)
Changes in operating assets and liabilities:
Accounts receivable	1,893	(56,937)
Inventories	(66,142)	14,725
Prepaid expenses and other current assets	(11,299)	15,058
Content assets and liabilities, net	(193,046)	(267,155)
Other non-current assets	(11,769)	(592)
Accounts payable	(110,678)	248,175
Accrued liabilities	38,385	57,714
Operating lease liabilities	(63,835)	(27,786)
Other long-term liabilities	3,695	(1,309)
Deferred revenue	4,039	10,841
Net cash provided by operating activities	218,045	255,856
Cash flows from investing activities:
Purchases of property and equipment	(5,061)	(82,619)
Purchase of strategic investments	(20,000)	(10,000)
Net cash used in investing activities	(25,061)	(92,619)
Cash flows from financing activities:
Repayments of borrowings	—	(80,000)
Issuance costs related to credit agreement	(2,227)	—
Proceeds from equity issued under incentive plans	9,380	18,757
Taxes paid related to net share settlement of equity awards	(96,356)	—
Net cash used in financing activities	(89,203)	(61,243)
Net increase in cash, cash equivalents and restricted cash	103,781	101,994
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(9,746)	2,654
Cash, cash equivalents and restricted cash — Beginning of period	2,066,604	1,961,956
Cash, cash equivalents and restricted cash — End of period	$2,160,639	$2,066,604
Cash, cash equivalents and restricted cash at end of period:
Cash and cash equivalents	2,160,236	2,025,891
Restricted cash, current	403	40,713
Cash, cash equivalents and restricted cash — End of period	$2,160,639	$2,066,604

Roku Q4 and Full Year 2024 Shareholder Letter

	Years Ended December 31,
	2024	2023
Supplemental disclosures of cash flow information:
Cash paid for interest	$460	$915
Cash paid for income taxes	$19,406	$6,632
Supplemental disclosures of non-cash investing and financing activities:
Unpaid portion of property and equipment purchases	$122	$429
NON-GAAP INFORMATION
(in thousands)
(unaudited)

Reconciliation of Net loss to Adjusted EBITDA:

	Three Months Ended December 31,		Years Ended December 31,
	2024	2023	2024	2023
Net loss	$(35,548)	$(78,291)	$(129,386)	$(709,561)
Other income (expense), net	(13,254)	(27,630)	(98,209)	(92,947)
Stock-based compensation	101,538	92,774	384,662	370,130
Depreciation and amortization	15,085	17,400	62,714	70,447
Restructuring charges (1)	—	41,731	30,999	356,094
Income tax expense	9,677	1,753	9,428	10,131
Adjusted EBITDA	$77,498	$47,737	$260,208	$4,294
(1) Restructuring charges of $31.0 million in fiscal year 2024 primarily include asset impairment charges of $29.1 million.
Restructuring charges of $356.1 million in fiscal year 2023 were composed primarily of operating lease right-of-use asset impairment charges of $131.6 million, property and equipment impairment charges of $72.3 million, content asset impairment charges of $65.5 million, employee severance and related charges of $83.2 million, and facilities exit costs of $3.5 million.
Free cash flow (TTM):

	Q4 23	Q1 24	Q2 24	Q3 24	Q4 24
Cash flow from operations	$255,856	$455,951	$332,304	$155,080	$218,045
Less: Capital expenditures	(82,619)	(29,048)	(11,850)	(6,123)	(5,061)
Add/(Less): Effects of exchange rates on cash	2,654	(149)	(2,537)	8,392	(9,746)
Free cash flow (TTM)	$175,891	$426,754	$317,917	$157,349	$203,238

Roku Q4 and Full Year 2024 Shareholder Letter